Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 14, 2014, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries, (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs referring to Gevo Inc.’s going concern uncertainty and status as a development stage enterprise) appearing in the Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
July 7, 2014